EXHIBIT 10.2

PROMISSORY NOTE

$500,000.00	June 27, 2013 Fort Collins, Colorado

For value received, WestMountain Gold, Inc., a Colorado corporation formerly known as WestMountain Index Advisor, Inc. (“Payor”), promises to pay to BOCO Investments, LLC, a Colorado limited liability company, or its assigns (“Holder”) the principal sum of Five Hundred Thousand Dollars ($500,000.00), with interest on the outstanding principal amount at the higher of (a) the rate of fifteen percent (15%) per annum, or (b) the highest rate payable by Payor under any obligation entered into by Payor prior to, concurrently with, or after the date of this Note. Such interest shall commence with the date hereof and shall continue to accrue on the outstanding principal until paid in full. Interest shall be computed on the basis of a year of three hundred sixty five (365) days for the actual number of days elapsed. All principal and accrued interest on this note (the “Note”) shall be due and payable on December 31, 2013 (the “Maturity Date”).

1. All payments of interest and principal shall be in lawful money of the United States of America in cash, by certified check, or wire transfer. All payments shall be applied first to accrued expenses due under this Note, next to interest and thereafter to principal.

2. If action is instituted to collect this Note, Payor promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action.

3. Payor may not prepay this Note prior to the Maturity Date unless Holder has consented in writing to the prepayment of this Note prior to the Maturity Date.

4. The outstanding balance of any amount owing under this Note that is not paid when due under the terms of this Note shall bear interest at the highest rate permitted under Colorado law.

5. All payments of principal and interest shall be made in cash, certified check or by wire transfer to Holder at 262 E. Mountain Avenue, Fort Collins, CO 80524 or at such other place as Holder may designate in writing.

6. Payor shall make all payments under this Note without defense, set-off or counterclaim on its part.

7. The occurrence of any one or more of the following shall constitute an “Event of Default” hereunder:

(a) Payor fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable.

(b) Payor breaches any material obligation, covenant or other material representation, warranty, term or condition contained in the Loan Agreement by and between Payor and Holder entered into in connection with this Note or the Warrant issued in connection therewith, this Note or any other note or agreement between Payor and Holder, including but not limited to the Security Agreement (as defined below), that certain Amended and Restated Revolving Credit Loan and Security Agreement dated September 17, 2012, as may be amended, the Amended and Restated Secured Convertible Promissory Note dated September 17, 2012, as may be amended, or the Promissory Note issued to Holder (in the principal amount of $500,000) and dated May 7, 2013.

(c) Any representation or warranty of Payor made herein, or in the Security Agreement or any other agreement, statement, certificate, or communication given to Holder be false or misleading in any material respect when made or become false or misleading in any material respect after the date of this Note.

(d) Payor shall (i) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness for money borrowed to be paid by Payor and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) default in the observance or performance of any other agreement, term or condition contained in any bond, debenture, note or other evidence of indebtedness for borrowed money.

(e) Payor (i) files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect; (ii) makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; (iii) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (iv) is unable, or admits in writing its inability, to pay its debts generally as they mature, (v) is dissolved or liquidated; (vi) becomes insolvent (as such term may be defined or interpreted under any applicable statute); or (vii) takes any action for the purpose of effecting any of the foregoing.

(f) An involuntary petition is filed against Payor (unless such petition is dismissed or discharged within thirty (30) days under any bankruptcy statute now or hereafter in effect) or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor;

(g) A final judgment or order for the payment of money in excess of $100,000 shall be rendered against the Payor and the same shall remain undischarged for a period of ten (10) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against the Collateral (as defined below) and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within ten (10) days after issue or levy.

(h) Payor shall fail to maintain the listing of its common stock on at least one of the OTCBB or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange.

(i) Payor shall fail to comply with the reporting requirements of the Exchange Act; and/or Payor shall cease to be subject to the reporting requirements of the Exchange Act.

(j) Any cessation of operations by Payor.

(k) Payor’s failure to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

(l) The sale, conveyance, or disposition of all or substantially all of the assets of the Payor, the effectuation by the Payor of a transaction or series of related transactions in which more than 50% of the voting power of the Payor is disposed of, or the consolidation, merger or other business combination of the Payor with or into any other Person (as defined below) or Persons when, the Payor is not the survivor. "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

(m) Holder in good faith believes itself insecure.

8. Payor’s obligations under this Note are secured by that certain Security Agreement by and between Payor and Holder executed and delivered on or about the date of this Note (“Security Agreement”).

9. Upon the occurrence or existence of any Event of Default, immediately and without notice, all outstanding obligations payable by Borrower hereunder shall automatically become immediately due and payable. In addition to and not in lieu of the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise all other rights, powers or remedies granted to it under this Note, the Security Agreement or otherwise permitted to it by law (including but not limited to foreclosure of the security interest granted in the Security Agreement), either by suit in equity or by action at law, or both, all such remedies being cumulative.

10. So long as Payor shall have any obligation under this Note, Payor shall not, without the Holder's written consent, lend money, give credit or make advances to any person, firm, joint venture or corporation or other entity, including, without limitation, officers, directors, employees, subsidiaries and affiliates of Payor, except loans, credits or advances in existence or committed on the date hereof and which Payor has informed Holder in writing prior to the date hereof.

11. So long as Payor shall have any obligation under this Note, Payor shall not, without the Holder's prior written consent, assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any person, firm, partnership, joint venture or corporation, except by the endorsement of negotiable instruments for deposit or collection and except assumptions, guarantees, endorsement and contingencies in existence or committed on the date hereof and which Payor has informed Holder in writing prior to the date hereof.

12. Payor unconditionally waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Note.

13. Notwithstanding any other provision of this Note, interest under this Note shall not exceed the maximum rate permitted by applicable law, and if any amount is paid under this Note as interest in excess of such maximum rate, then the amount so paid will not constitute interest but will constitute a payment on account of the principal amount of this Note. If such excessive interest exceeds the unpaid principal balance of this Note, such excess shall be refunded to Payor.

14. No failure by Holder to exercise, or delay by Holder in exercising, any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise of any right or remedy shall preclude any other or further exercise thereof or of any other right or remedy. Holder may not waive any of its rights under this Note except by an instrument in writing signed by it.

15. If any provision of this Note shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16. This Note shall be governed by and construed under the laws of the State of Colorado, as applied to agreements among Colorado residents made and to be performed entirely within the State of Colorado, without giving effect to conflicts of laws principles that would result in the application of any law other than Colorado law. Exclusive venue for all actions arising out of this Note shall be in the district court in and for Larimer County, Colorado.

17. In addition to the obligations recited herein and contemplated to be performed, executed, and/or delivered by Payor, Payor agrees to perform, execute, and/or deliver or cause to be performed, executed, and/or delivered any and all such further acts, instruments, deeds, and assurances as may be reasonably required by Holder to consummate all transactions contemplated hereby.

18. Any term of this Note may only be amended or waived with the written consent of Payor and Holder.

[Signature Page Follows.]

IN WITNESS WHEREOF, Payor and Holder have caused this Note to be executed as of the date first written above.

WESTMOUNTAIN GOLD, INC.

By:	/s/ Gregory Schifrin
Name:	Gregory Schifrin
Title:	Chief Executive Officer

BOCO INVESTMENTS, LLC

By:	/s/ Joseph C. Zimlich
Name:	Joseph C. Zimlich
Title:	President of Managing Member